                                 EXHIBIT 9(c)

                               EQ ADVISORS TRUST

                                    FORM OF
                            ORGANIZATIONAL EXPENSE
                            REIMBURSEMENT AGREEMENT

         This Agreement is made this ___ day of __________ 1997, by and between EQ Financial Consultants, Inc. (the "Manager") and EQ Advisors Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A (each a "Portfolio," and collectively, the "Portfolios").

         WHEREAS, the Trust is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended; and

         WHEREAS, there have been certain necessary organizational expenses incurred as a part of such process, which are proper expenses of the Portfolios, that have been and will in the future be paid by the Manager and affiliated companies of the Manager, by reason of the fact that each Portfolio was not capitalized when such expenses were incurred (such expenses hereinafter referred to as "Organizational Expenses");

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Effective as of the initial public offering of shares of each Portfolio, the Trust shall be obligated to reimburse and pay to the Manager, or such affiliated companies of the Manager as the Manager may designate, the amounts expended and to be expended by the Manager and its affiliates for Organizational Expenses.

         2. Such reimbursements shall be paid by the Trust promptly upon the demand of the Manager. Upon demand for payment, the Manager shall present copies of invoices of receipts, copies of canceled checks or other evidence of payment of the Organizational Expenses for which it is demanding reimbursement from the Trust.

ATTEST:                                     EQ ADVISORS TRUST
                                              ON BEHALF OF
                                              EACH OF ITS SERIES


______________________                      By:______________________
Secretary

ATTEST:                                     EQ FINANCIAL CONSULTANTS, INC.


______________________                      By:______________________
Secretary

                                  SCHEDULE A

This Agreement relates to the following Portfolios of the Trust:

               T. Rowe Price International Stock Portfolio
               T. Rowe Price Equity Income Portfolio
               EQ/Putnam Growth & Income Value Portfolio
               EQ/Putnam International Equity Portfolio
               EQ/Putnam Investors Growth Portfolio
               EQ/Putnam Balanced Portfolio
               MFS Research Portfolio
               MFS Emerging Growth Companies Portfolio
               Morgan Stanley Emerging Markets Equity Portfolio Warburg Pincus Small Company Value Portfolio Merrill Lynch World Strategy Portfolio
               Merrill Lynch Basic Value Equity Portfolio